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                                                                   Exhibit 10.54

                        RESTRICTED SHARE UNITS AGREEMENT

      Cardinal Health, Inc., an Ohio corporation (the "Company"), on July 1, 1999, granted to Stephen Thomas (the "Grantee") 7,373 (which as of the date of this agreement have been split adjusted to equal 11,059) Common Shares in the Company (the "Restricted Shares"). The Company and Grantee desire to cancel the Restricted Shares and grant to Grantee 11,059 Restricted Share Units (the "Restricted Share Units" or "Award") representing an unfunded, unsecured promise of the Company to deliver Common Shares to the Grantee as set forth herein. The Restricted Shares are thus hereby cancelled and forfeited. The Restricted Share Units are being granted pursuant to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (the "Plan") and shall be subject to all provisions of the Plan, which are hereby incorporated herein by reference, and shall be subject to the provisions of this agreement. Capitalized terms used herein which are not specifically defined herein shall have the meanings ascribed to such terms in the Plan.

      1. Vesting. Subject to the provisions set forth elsewhere in this agreement, the Restricted Share Units shall vest in full (100%) on July 1, 2002 (the "Vesting Date").

      2. Purchase Price. The purchase price of the Restricted Share Units shall be $-0-.

      3. Transferability. The Restricted Share Units shall not be transferable.

      4. Termination of Service. Unless otherwise determined by the Committee at or after grant or termination, and except as set forth below, if the Grantee's Continuous Service to the Company and its subsidiaries (collectively, the "Cardinal Group") terminates prior to the Vesting Date, all of the Restricted Share Units that have not vested shall be forfeited by the Grantee. If the Grantee's Continuous Service terminates prior to the vesting of all of the Restricted Share Units by reason of the Grantee's death or total or partial disability, then the restrictions with respect to a ratable portion of the Restricted Share Units shall lapse and such shares shall not be forfeited. Such ratable portion shall be determined with respect to each separate award of Restricted Share Units and shall be an amount equal to the number of Restricted Share Units awarded to the Grantee multiplied by the portion of the period between July 1, 1999 and the third anniversary thereof that has expired at the date of the Grantee's death or total or partial disability. For purposes of this agreement, the term "Continuous Service" shall mean the absence of any interruption or termination of service as an employee or director of any entity within the Cardinal Group.

      5. Triggering Conduct/Competitor Triggering Conduct. As used in this agreement, "Triggering Conduct" shall include disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Cardinal Group any confidential information or material concerning the Cardinal Group; violation of Company policies, including conduct which would constitute a breach of the then-most recent version of the Certificate of Compliance with Company Policies signed by the Grantee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous twelve months an employee, representative, officer, or director of the Cardinal Group; and breaching any provision of any employment or severance agreement with a member of the Cardinal Group. As used herein, "Competitor Triggering Conduct" shall include accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group (a "Competitor") either during or within one year following Grantee's termination of employment with the Cardinal Group. The Committee shall resolve in good faith any disputes concerning whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, and any such determination by the Committee shall be conclusive and binding on all interested persons.
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      6. Special Forfeiture/Repayment Rules. For so long as Grantee continues as an employee with the Cardinal Group and for three years following Grantee's termination of employment with the Cardinal Group, Grantee agrees not to engage in Triggering Conduct. If Grantee engages in such Triggering Conduct or in Competitor Triggering Conduct during such time, then: (a) the Restricted Share Units (or any part thereof that have not vested) shall immediately and automatically terminate, be forfeited, and shall cease to vest at any time; and
(b) the Grantee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to the gross gain realized or obtained by the Grantee resulting from the vesting of such Restricted Share Units, measured at the date of vesting (i.e., the market value of the Restricted Share Units on the vesting date), with respect to any portion of the Restricted Share Units that has already vested at any time within three years prior to the Triggering
Conduct (the "Look-Back Period"), less $1.00. If Grantee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Grantee's termination of employment with the Cardinal Group. The Grantee may be released from Grantee's obligations under this item 6 only if the Committee (or its duly appointed agent) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Nothing in this item 6 constitutes a so-called "noncompete" covenant. However, this item 6 does prohibit certain conduct while Grantee is associated with the Cardinal Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this agreement under certain circumstances, including but not limited to the Grantee's acceptance of employment with a Competitor. Grantee agrees to provide the Company with at least ten days written notice prior to directly or indirectly accepting employment with or serving as a consultant, advisor, or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this item 6 and the Grantee's continuing obligations contained herein. No provision of this agreement shall diminish, negate, or otherwise impact any separate noncompete agreement to which Grantee may be a party. Grantee acknowledges and agrees that the provisions contained in this item 6 are being made for the benefit of the Company in consideration of Grantee's receipt of the Restricted Share Units, in consideration of employment, in consideration of exposing Grantee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Grantee further acknowledges that the receipt of the Restricted Share Units and execution of this agreement are voluntary actions on the part of Grantee, and that the Company is unwilling to provide the Restricted Share Units to Grantee without including this item 6.

      7. Payment. On the one year anniversary of the first date on which the Grantee would not be a reporting person pursuant to Section 16 of the Securities Exchange Act, as amended, or on such earlier date as may be approved by the Chairman of the Company as to all or any portion of the Restricted Share Units, the Grantee shall be entitled to receive from the Company (without any payment on behalf of the Grantee) the Company Common Shares represented by this Award.

      8. Dividends. The Grantee shall not receive cash dividends on the Restricted Share Units but instead shall receive a cash payment from the Company on each cash dividend payment date of the Company in an amount equal to the dividends that would have been paid on the Company Common Shares represented by the Restricted Share Units.

      9. Right of Set-Off. By accepting these Restricted Share Units, the Grantee consents to a deduction from and set-off against any amounts owed to the Grantee by any member of the Cardinal Group from time to time (including but not limited to amounts owed to the Grantee as wages, severance payments, or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by the Grantee under this agreement.




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      10. No Shareholder Rights. The Grantee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, the Grantee shall not have the right to vote the Common Shares represented by the Restricted Share Units.

      11. Withholding Tax. The Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Share Units or, in lieu thereof, to withhold a sufficient number of Common Shares underlying the Restricted Share Units to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Common Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations. The Company shall also have the right to facilitate withholding by any other method permitted by the Plan.

      12. Governing Law/Venue. This agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. In addition, all legal actions or proceedings relating to this agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this agreement hereby consent to the personal jurisdiction of such courts. Grantee acknowledges that the covenants contained in items 5 and 6 of this agreement are reasonable in nature, are fundamental for the protection of the Company's legitimate business and proprietary interests, and do not adversely affect the Grantee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that, in the event of any violation by Grantee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of item 5 or 6 of this agreement, the Company shall be entitled to specific performance and injunctive relief or other equitable relief without any showing of irreparable harm or damage, and Grantee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Company hereunder or by law. In the event that it becomes necessary for the Company to institute legal proceedings under this agreement, Grantee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this agreement.

                                          CARDINAL HEALTH, INC.


DATE OF GRANT: April 2002                By: /s/ Paul S. Williams
                                             -----------------------
                                             Paul S. Williams
                                             Executive Vice President


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                             ACCEPTANCE OF AGREEMENT

The Grantee hereby: (a) acknowledges that he has received a copy of the Plan, a copy of the Company's most recent Annual Report and other communications routinely distributed to the Company's shareholders, and a copy of the Plan Description dated August 8, 2001 pertaining to the Plan; (b) accepts this agreement and the Restricted Share Units granted to him under this agreement subject to all provisions of the Plan and this agreement; (c) represents and warrants to the Company that he is purchasing the Restricted Share Units for his own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (d) agrees that no transfer of the Common Shares delivered in respect of the Restricted Share Units shall be made unless the Common Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

                                      /s/ Stephen Thomas
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                                      Grantee's Signature


                                      ----------------------------
                                      Grantee's Social Security Number

                                      April 2002
                                      ----------------------------
                                      Date



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